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                                                                     EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           INTEGRITY BANCSHARES, INC.

                                       I.

      The name of the corporation is Integrity Bancshares, Inc. (the "Corporation").

                                       II.

      The text of Article 4 of the Corporation's Articles of Incorporation is hereby deleted in its entirety and replaced with the following text:

      "The Corporation shall have authority to issue up to Fifty Million (50,000,000) shares of common stock (the "Common Stock")."

                                      III.

      All other provisions of the Articles of Incorporation shall remain in full force and effect.

                                       IV.

      This amendment was adopted on May 18, 2005 and has not been modified or rescinded.

                                       V.

      This amendment was approved by the Corporation's shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

                            [SIGNATURE PAGE FOLLOWS]

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      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers.

                           INTEGRITY BANCSHARES, INC.

                           By: /s/ Jeff L. Sanders
                               -------------------------------------------------
                               Jeff L. Sanders
                               Senior Vice President and Chief Financial Officer

                                [CORPORATE SEAL]